Exhibit 99.1

Harvest Oil & Gas Announces Divestiture of Barnett Shale Assets

HOUSTON, July 30, 2019 (Globe Newswire) -- Harvest Oil & Gas Corp. (OTCQX: HRST) (“Harvest” or the “Company”) today announced that it has entered into a definitive agreement to sell substantially all of its interests in the Barnett Shale to an undisclosed buyer for $72 million (subject to purchase price adjustments). The transaction is expected to close in the third quarter of 2019 and has an effective date of April 1, 2019. Subject to approval by its Board of Directors, Harvest plans to use net proceeds from the sale to return capital to its shareholders. Harvest expects to provide updated guidance for the second half of 2019 in its second quarter earnings release.

Harvest’s Barnett Shale production for the first three months of 2019 averaged 55.6 MMcfe per day. The estimated proved reserves as of December 31, 2018 for the interests being divested, using SEC prices, were 276.6 Bcfe (62% natural gas, 37% natural gas liquids and 1% crude oil).

UBS Investment Bank is acting as financial advisor and Kirkland & Ellis LLP is acting as legal advisor to Harvest on this transaction.

About Harvest Oil & Gas Corp.

Harvest is an independent oil and gas company engaged in the efficient operation and development of onshore oil and gas properties in the continental United States. The Company’s assets consist primarily of producing and non-producing properties in the Barnett Shale, the Appalachian Basin (which includes the Utica Shale), Michigan, the Mid-Continent areas in Oklahoma, Texas, Kansas and Louisiana, the Permian Basin and the Monroe Field in Northern Louisiana. More information about Harvest is available on the internet at https://www.hvstog.com.

Forward Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends affecting the financial condition of its business. These forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond its control including the completion of the proposed divestiture on the terms or timeline currently contemplated or at all. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. Although the Company believes that the forward-looking statements contained in this press release are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Harvest Oil & Gas Corp., Houston, TX
Ryan Stash
713-651-1144
hvstog.com